Exhibit 10.23

April 20, 2004

ONEOK, Inc.

100 West Fifth Street

Tulsa, Oklahoma 74102-0871

Ladies and Gentlemen:

We are pleased to inform you that KBC Bank NV (the “Bank”) will make available to ONEOK, Inc., an Oklahoma corporation (the “Borrower”) an uncommitted line of credit facility for loans and letters of credit for up to a maximum principal amount of Ten Million United States Dollars ($10,000,000), which may at any time and from time to time be requested by Borrower and extended by Bank in its sole discretion.

The terms and conditions of this letter agreement are as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Defined Terms. As used in this Agreement, the following terms shall be defined as follows:

“Agreement” means this letter agreement, together with all amendments, modifications and supplements thereof.

“Base Rate” means a rate of interest per annum equal to the higher of: (a) the rate of interest publicly announced by the Bank from time to time as the prime rate of the Bank effective in New York, New York, adjusted as of the opening of the Bank’s business on the date of an announcement in New York, New York of any change in such prime rate, and (b) 1/2 of one percent per annum above the Federal Funds Overnight Rate. The prime rate is determined from time to time by the Bank as a means of pricing some loans to its borrowers and is neither tied to any external rate of interest or index, nor necessarily reflects the lowest rate interest actually charged by the Bank to any particular class or category of customers. As used herein, “Federal Funds Overnight Rate” means a rate per day equal to the weighted average of rates on overnight federal funds transactions with members of the Federal Reserve System only, arranged by federal funds brokers, as published for such day by the Federal Reserve Bank of New York.

“Business Day” means any day other than a Saturday, Sunday or legal holiday, or a day on which banking institutions located in the City of New York, New York are required or authorized by law to remain closed.

“Closing Date” means the date of execution and delivery of this Agreement.

“Credit Documents” means this Agreement, the note, any Letter of Credit and any other instrument or document executed in connection with this Agreement or the issuance or maintenance of the Letters of Credit hereunder, together with all amendments, modifications and supplements thereof.

“Default” means any event that, with the giving of notice or the passage of time or both, as applicable, would become an Event of Default.

“Drawing” means a demand for payment in accordance with the terms of a Letter of Credit.

“Letter of Credit” means each of the letters of credit issued by the Bank for the account of the Borrower pursuant to this Agreement, whether as originally issued or as the same may from time to time be supplemented, modified, amended, renewed or extended.

“Loan” means each of the loans made by the Bank to the Borrower pursuant to this Agreement.

“Maximum Credit Amount” means $10,000,000.

“Obligations” means any and all of the Borrower’s present and future liabilities, obligations, covenants, duties and debts owing to the Bank arising under this Agreement and any other Credit Document.

Section 1.2 Rules of Construction; Time of Day. In this Agreement, unless otherwise indicated, (i) defined terms may be used in the singular or in the plural and the use of any gender includes all genders, (ii) the words “hereof”, “herein”, “hereto”, “hereby” and “hereunder” refer to this entire Agreement, and (iii) all references to particular Sections are references to the Sections of this Agreement. References to any time of day in this Agreement shall refer to eastern standard time or eastern daylight savings time, as in effect in New York, New York on such day.

ARTICLE II

LOANS

Section 2.1 Credit Facility. Subject in all respects to the terms and conditions of this Agreement, the Bank, in its sole discretion, may make available to the Borrower, as and when requested by the Borrower from time to time, a maximum uncommitted credit facility of Ten Million United States Dollars ($10,000,000) (the “Maximum Credit Amount”). This Agreement shall remain in full force and effect unless and until canceled by the Bank at any time; provided, however, that any Obligations of the Borrower pursuant to this Agreement which shall be outstanding as of the effective date of such termination shall not be affected thereby.

Section 2.2 Borrowings. Subject in all respects to the terms and conditions of this Agreement, the Bank may, in its sole discretion and upon the request of the Borrower, make

Loans to the Borrower which the Borrower may request from time to time. The aggregate principal amount of all Loans on the date of any borrowing shall not at any time exceed: (a) Maximum Credit Amount; minus (b) (i) the aggregate undrawn amount of the outstanding Letters of Credit at such time and (ii) the aggregate unreimbursed amount at such time of all payments made by the Bank and costs and expenses incurred by the Bank in connection with the Letters of Credit.

Section 2.3 Procedures for Borrowing. (a) The Borrower shall request a Loan by providing a completed loan request form duly signed by authorized officers of the Borrower (a “Loan Request”), to be received by the Bank not later than 11:00 a.m. (New York time) on the Business Day for which the Loan has been requested to be made. Each Loan Request shall include: (i) the date of the proposed Loan, which shall be a Business Day; (ii) the amount of the proposed Loan; (iii) the maturity date of the proposed Loan, (iv) the proposed interest rate base; and (v) wire transfer instructions with respect to the proceeds of the Loan.

(b) The Bank will notify the Borrower by telephone whether it accepts or rejects the Loan Request submitted by the Borrower.

Section 2.4 Accrual and Payment of Interest. The Borrower shall pay interest on each Loan made to it at the rate of interest per annum agreed upon by the Bank and the Borrower for such Loan. Accrued interest on the Loans shall be due and payable at maturity. All interest shall be computed on a daily basis for the actual number of days elapsed over a year of 360 days. In no event shall the rate of interest and other charges exceed the maximum rate permitted by laws governing this Agreement. If the interest and other charges collected exceed the maximum amount permitted by such laws, such excess shall be deemed received on the account of, and shall automatically be applied to, reduce the principal balance of the Loans.

Section 2.5 Note. The Obligations of the Borrower to repay any and all Loans shall be evidenced by a master promissory note (the “Note”) of the Borrower payable to the order of the Bank, substantially in the form attached hereto as Exhibit A. The Bank is authorized to record the date, amount, interest rate, and maturity date of each Loan made by the Bank, and the date and amount of each payment thereof made by the Borrower, on Schedule I attached thereto and made a part thereof; the Bank may add additional pages to such schedule as necessary. Such recordation shall constitute prima facie evidence of the information so recorded; provided, however, that Bank’s failure to make any such recordation shall not affect the Bank’s rights with respect to any Loan or the Borrower’s obligation to pay the principal of and accrued interest on all Loans made by the Bank to the Borrower in accordance with this Agreement and the Borrower’s Note.

ARTICLE III

LETTER OF CREDIT

Section 3.1 Letters of Credit. Subject to the terms and conditions of this Agreement, the Bank may, in its sole discretion and upon the request of a Borrower, open Letters of Credit for the account of the Borrower. The Borrower shall request the opening of any and all Letters of

Credit in writing by providing a completed letter of credit request form (“Letter of Credit Request”), duly executed by an authorized officer of the Borrower, specifying the amount of the Letter of Credit requested, the beneficiary, the dates of effectiveness and termination of the Letter of Credit, the text of any statement that must accompany a draft presented by the beneficiary under the Letter of Credit, and a summary description of the transaction in connection with which the Letter of Credit is requested. Each of the Letters of the Credit will be subject to all the terms and conditions of this Agreement. (However, if any term or condition of such Letter of Credit Request conflicts or is inconsistent with a term or condition of this Agreement, the term or condition of this Agreement will control.) Without intending to limit the Bank’s sole discretion to accept or reject a request for a Letter of Credit, the Borrower agrees that the Bank will not open any Letter of Credit if the sum of: (a) the maximum face amount of the requested Letter of Credit; (b) the aggregate undrawn face amount of all then outstanding Letters of Credit opened for the account of the Borrower; (c) the aggregate unreimbursed amount at that time of all payments made by the Bank and costs and expenses incurred by the Bank in connection with the Letters of Credit opened for the account of the Borrower; and (d) the aggregate outstanding principal balance of the Loans to all the Borrowers at that time; would exceed the Maximum Credit Amount. Each Letter of Credit shall be for a term not to exceed one year.

Section 3.2 Obligations Absolute. The obligations of the Borrower under this Agreement shall be absolute, unconditional and irrevocable, shall be performed strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including without limitation the following circumstances: (i) any lack of validity or enforceability of the Letters of Credit, any of the Credit Documents or any other agreement or document relating thereto; (ii) any amendment or waiver of or any consent to or departure from the Letters of Credit, any of the Credit Documents or any document relating thereto; (iii) the existence of any claim, set-off, defense or other right which the Borrower or any other person may have at any time against any beneficiary, the Bank, or any other person or entity, whether in connection with the Letters of Credit, this Agreement, any other Credit Document, the transactions described herein or therein or any unrelated transaction; or (iv) any of the circumstances contemplated in clauses (1) through (7), inclusive, of Section 3.4.

Section 3.3 Indemnification. In addition to any and all rights of reimbursement, indemnification, subrogation or an other rights pursuant hereto or under law or equity, to the extent permitted by applicable law, the Borrower hereby indemnifies and holds harmless the Bank, its officers, directors, employees and agents from and against any and all claims, damages, losses, liabilities, costs or expenses (including reasonable attorneys’ fees for counsel of the Bank’s) whatsoever which the Bank may incur (or which may be claimed against the Bank by any person or entity whatsoever) by reason or in connection with (a) the issuance or a transfer of, or payment or failure to pay under, the Letters of Credit, (b) any breach by the Borrower of any representation, warranty, covenant, term or condition in, or the occurrence of any default by the Borrower under this Agreement or the other Credit Documents, including all reasonable fees or expenses resulting from the settlement or defense of any claims or liabilities arising as a result of any such breach or default, or (c) involvement of the Bank in any legal suit, investigation, proceeding, inquiry or action as a consequence, direct or indirect, of the Bank’s issuance of the Letters of Credit, its entering into this Agreement or action taken thereunder or under any of the Credit Documents or any other event or transaction in connection with or contemplated by any of the foregoing; provided the Borrower shall not be required to indemnify the Bank for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by (i) the willful misconduct or gross negligence of the Bank in determining whether documents presented under a Letter of Credit complied with the terms of such Letter of Credit or (ii) the Bank’s willful failure to pay under a Letter of Credit after the presentation to it by the beneficiary of drawing documents strictly complying with the terms and conditions of such Letter of Credit, unless the Bank in good faith believes that it is prohibited by law or other legal authority from making such payment. Nothing in this Section is intended to limit the Borrower’s reimbursement and interest payment obligations contained in Sections 4.3 and 4.4. The obligations of the Borrower under this Section shall survive the termination of this Agreement.

Section 3.4 Liability of Bank. As between the Borrower and the Bank, the Borrower assumes all risks of the acts and omissions of the beneficiary with respect to the beneficiary’s use of the Letters of Credit. Neither the Bank nor any of its officers or directors shall be liable or responsible for: (1) the use which may be made by the beneficiary of the Letters of Credit or for any acts or omissions of the beneficiary in connection therewith; (2) the form, validity, sufficiency, accuracy or genuineness of any documents (including without limitation any documents presented under the Letters of Credit), or of any statement therein or endorsement thereon, even if any such documents, statements, or endorsements should in fact prove to be in any or all respects invalid, insufficient, fraudulent, forged, inaccurate or untrue; (3) the payment by the Bank against presentation of documents which do not comply with the terms of the respective Letter of Credit, including failure of any documents to bear any reference or adequate reference to the respective Letter of Credit, or any other failure by the beneficiary to comply fully with conditions required in order to effect a drawing under a Letter of Credit; (4) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign the Letters of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (5) errors, omissions, interruptions, losses or delays in transmission or delivery of any messages by mail, cable, telegraph, telex, telephone or otherwise; (6) any loss or delay in the transmission or otherwise of any document or draft required in order to make a drawing under a Letter of Credit; or (7) any other circumstances whatsoever in making or failing to make payment under a Letter of Credit; except only that the Borrower shall have a claim against the Bank, and the Bank shall be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to special, exemplary, consequential or punitive, damages suffered by the Borrower which the Borrower proves were caused by (i) the willful misconduct or gross negligence of the Bank in determining whether documents presented under a Letter of Credit or (ii) the Bank’s willful failure to pay under a Letter of Credit after the presentation to it by the beneficiary of drawing documents strictly complying with the terms and conditions of such Letter of Credit, unless the Bank in good faith believes that it is prohibited by law or other legal authority from making such payment. In furtherance and not in limitation of the foregoing, the Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary; provided that if the Bank shall receive timely written notification from the beneficiary that documents conforming to the terms of a Letter of Credit presented to the Bank are not to be honored, the Bank agrees that it will not honor such documents.

ARTICLE IV

PAYMENTS

Section 4.1 Payment of Loans. The Borrower shall repay the principal amount of each Loan, together with accrued interest, on the maturity date agreed upon by the Bank and the Borrower (the “Maturity Date”) and in accordance with the provisions of the Loan Request and the Note.

Section 4.2 Prepayment of Loans. The Borrower, at its option, shall be permitted to prepay the principal balance of any outstanding Loan made to it. In addition, if the aggregate outstanding principal amount of the Loans, exceed the Maximum Credit Amount at any time, the Borrower shall prepay an amount of the Loans equal to such excess. Each prepayment, voluntary or required, must be accompanied by the payment of accrued interest on the Loans to the date of prepayment. In the event of prepayment, however, the Borrower shall compensate Bank, on demand, for all losses, expenses and liabilities actually incurred by reason of the liquidation or reemployment of deposits or other funds acquired by Bank to fund or maintain Bank’s Loans to the Borrower which Bank sustains as a result of (i) the making of any prepayment of any Loan for any reason on a date which is not the Maturity Date of such Loan, and (ii) default by such Borrower in making any prepayment after such Borrower has given a notice thereof.

Section 4.3 Reimbursement Payment. The Borrower agrees to pay to the Bank with respect to each Letter of Credit, not later than 3:00 p.m. on each date that any amount is drawn under such Letter of Credit, an amount equal to the amount of such drawing.

Section 4.4 Default Rate. If any amount payable by the Borrower hereunder is not paid when due, then the Borrower shall pay to the Bank on demand interest on such amount from the due date until fully paid at a rate per annum equal to the Base Rate plus three percent (3%), calculated on a daily basis for the actual days elapsed over a 360 day year.

Section 4.5 Transaction and Transfer Charges. The Borrower shall pay to the Bank all reasonable transaction charges that the Bank may make for drawings under the Letters of Credit (as of the date hereof, the transaction charge for each such drawing shall be $200). Such transaction charges shall be payable upon submission to the Borrower by the Bank of the Bank’s bill therefor. In addition, the Borrower shall pay to the Bank on demand any and all reasonable charges and expenses which the Bank may incur relative to the Letters of Credit. Fees to be mutually agreed upon between the Borrower and the Bank.

Section 4.6 Increased Costs. If after the date of this Agreement any enactment, promulgation or adoption of or change in any applicable foreign or domestic law, regulation or rule or in the interpretation or administration thereof by any court, administrative or governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank (or any controlling affiliate) with any guideline, request or directive issued after the date hereof (whether or not having the force of law) of any such authority, central bank or comparable agency, shall either (i) impose, modify or deem applicable any reserve, special deposit, insurance assessment or similar requirement

(including, without limitation, a guideline, request or directive which affects the manner in which the Bank allocates capital resources to its commitments and/or risks, including its obligations and/or risks under this Agreement, the Loans or the Letters of Credit), (ii) affect the amount of capital required or expected to be maintained by the Bank (or any controlling affiliate), (iii) subject the Bank to any tax, levy, impost, duty, deduction, withholding or other charge or change the basis of taxation of the Bank (other than a change in a rate of tax based on overall net income of the Bank), or (iv) impose on the Bank any other condition regarding this Agreement, the Loans or the Letters of Credit, and the result of any event referred to in clause (i), (ii), (iii) or (iv) of this sentence shall be to increase the direct or indirect cost to the Bank of making or maintaining the Loans, issuing or maintaining the Letters of Credit or the obligations and/or risks of the Bank under this Agreement, the Loans or the Letter of Credits or to reduce the amounts receivable by the Bank hereunder or to reduce the rate of return on the capital of the Bank (or any controlling affiliate) in connection with this Agreement, the Loans or the Letters of Credit (which increase in cost, reduction in amounts receivable or reduction in rate of return shall be determined by the Bank’s reasonable allocation of such cost increase, reduction in amounts receivable or reduction in rate of return resulting from such event), then within ten (10) Business Days after demand by the Bank, the Borrower shall pay to the Bank, from time to time as specified by the Bank, additional amounts that in the aggregate shall be sufficient to compensate the Bank for such increased cost, reduction in amounts receivable or reduction in rate of return. A certificate as to such increased cost, reduction in amounts receivable by the Bank or reduction in rate of return submitted by the Bank to the Borrower containing an explanation of such increased cost, reduction in amounts receivable or reduction in rate of return and the manner of calculation thereof shall, in the absence of manifest error, be conclusive and binding for all purposes.

Section 4.7 No Deductions. All payments by the Borrower to the Bank under this Agreement shall be made free and clear of and without deduction for any and all present and future taxes or other amounts for or on account of levies, imposts, duties, deductions, withholdings or other charges whatsoever nature (including, without limitation, interest, additions to tax and penalties thereon), imposed, levied, collected, withheld or assessed by governmental authority (excluding any taxes based on the overall net income of the Bank imposed on the Bank by the jurisdiction under which the Bank is organized or in which its New York Branch is located or any political subdivision thereof) (the “Taxes”). If the Borrower shall be required to withhold or deduct Taxes from any sum payable to the Bank hereunder, (i) the sum payable to the Bank shall be increased as may be necessary so that the Bank receives an amount equal to the sum it would have received had no such withholdings or deductions been made, (ii) the Borrower shall make such necessary withholdings and deductions, and (iii) the Borrower shall pay the full amount withheld or deducted to the relevant authority according to applicable law so that the Bank shall not be required to make any deduction or payment of such Taxes.

Section 4.8 Place and Manner of Payment. All payments by or on behalf of the Borrower to the Bank shall be made by wire transfer to the Bank’s account, ABA No. 026008248, in favor of KBC Bank N.V., New York Branch, Reference: ONEOK, Inc., Attention: Rose Pagan, in lawful money of the United States of America and in funds immediately available on or prior to 3:00 p.m. (New York City time) on the date such payment is due. Any such payments received after 3:00 p.m. on any day will be deemed to have been received on the next succeeding Business Day. If any payment hereunder becomes due and payable on a day other than a Business Day, unless sooner paid, such payment shall be extended to the next succeeding Business Day and interest thereon shall be payable at the then applicable rate during such extension.

ARTICLE V

CONDITIONS PRECEDENT

Section 5.1 Conditions Precedent to Effectiveness of this Agreement. The effectiveness of this Agreement shall be subject to the conditions precedent that the Bank shall have received all of the following, each dated or effective as of the date hereof, in form and substance satisfactory to the Bank and its counsel:

(a) An executed copy of this Agreement.

(b) A copy of the articles of incorporation and bylaws of the Borrower, and all amendments thereto, certified by the Secretary of the Borrower, as being true, correct and complete as of the Closing Date.

(c) Resolutions of the Board of Directors of the Borrower approving the execution and delivery of the Credit Documents to which the Borrower is a party and the performance of such Credit Documents and the transactions contemplated therein, duly adopted by the Board of Directors of the Borrower and accompanied by a certificate of the Secretary of the Borrower stating that such resolutions are true and correct, have not been altered or repealed and are in full force and effect.

(d) A certificate executed by the Secretary of the Borrower which shall certify the names and incumbency of the officers of the Borrower authorized to execute the Credit Documents to which the Borrower is a party, or any other document to be delivered in connection with the Credit Documents, together with true signatures of each such officer.

(e) Such other documents, certificates, approvals, assurances and opinions as the Bank may reasonably request.

Section 5.2 Conditions Precedent to Loan and Letter of Credit. The funding of each and every Loan and the opening of each and every Letter of Credit, which Bank shall make in its sole discretion, shall be subject to the satisfaction of the following additional conditions precedent on and as of the date such Loan is to be made or such Letter of Credit is opened and after giving effect thereto as if made on and as of such date (i) all of Borrower’s representations and warranties contained herein are correct and complete; (ii) no Default or Event of Default has occurred and is continuing; and (iii) the Bank shall have received a duly executed Loan Request or Letter of Credit Request, as the case may be. Whenever the Borrower requests a Loan pursuant to a Loan Request hereunder or a Letter of Credit pursuant to a Letter of Credit Request, the Borrower shall be deemed to have represented and warranted to the Bank that conditions precedent to such borrowing or such letter of credit, as the case may be, set forth in this subsection are satisfied.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Bank as follows:

Section 6.1 Organization, Qualification, Power and Authority. (a) The Borrower (i) is duly organized, validly existing and in good standing as a corporation under the laws of the State of Oklahoma; (ii) is qualified to do business and in good standing in all jurisdictions in which the failure to be so qualified and in good standing would have a material adverse effect on its business, properties, or financial condition; and (iii) has all requisite power and authority to conduct its business as now conducted and own its property.

Section 6.2 Execution, Delivery and Performance of Loan Documents. The Borrower has the full power, authority and legal right to execute, deliver, and perform the Credit Documents to which it is a party. The Borrower has taken all required corporate and other action, to authorize the obligations evidenced hereby and to authorize the execution, delivery, and performance of the Credit Documents to which it is a party. Each Credit Document to which the Borrower is a party has been duly authorized by the Borrower by all required corporate action, has been duly executed and delivered by the Borrower, and constitutes its legal, valid and binding agreement and obligation enforceable against it in accordance with its terms without setoff, defense or counterclaim subject to the effects of bankruptcy, insolvency, reorganization, moratorium, or other laws relating to or affecting the rights of creditors generally, and general principles of equity. The execution and delivery of the Credit Documents to which the Borrower is a party and the carrying out of their terms and provisions do not and will not: (i) require any action or consent of or any registration or filing with, any governmental authority, bureau or agency or any party to any agreement or other undertaking or under any order or decree applicable to the Borrower, or (ii) conflict with, or constitute a default under, or result in the creation or imposition of any lien on its properties and assets by reason of the terms of (1) any contract, mortgage, lien, lease, agreement, indenture, instrument, or judgment to which the Borrower is a party or which is or purports to be binding upon the Borrower, (2) any judgment, law, statute, rule or governmental regulation applicable to the Borrower, or (3) the Articles of Incorporation and By-Laws of the Borrower.

Section 6.3 Compliance. The Borrower is not in violation of or in default with respect to any judgement, decree, order or any federal, state or local law, rule, regulation, statute, or ordinance applicable to its business or properties, or any contract, mortgage, lien, lease, indenture, instrument, agreement, or document to which the Borrower is a party or bound.

Section 6.4 Litigation. There are no pending, or to the Borrower’s knowledge, threatened suits, actions, proceedings, or counterclaims by any Person, or investigation by any governmental authority, agency or instrumentality, or any basis for any of the foregoing, which challenge the validity or enforceability of any of the Credit Documents or which could materially and adversely affect the financial condition, business or operation of the Borrower.

ARTICLE VII

COVENANTS

The Borrower agrees that, so long as this Agreement remains in effect and any Obligations remain unpaid, each of the following covenants shall be performed and complied with by the Borrower:

Section 7.1 Corporate Existence and Good Standing. The Borrower will preserve and maintain its corporate existence and good standing in the jurisdiction of its incorporation, and qualify and remain qualified, as a foreign corporation in each jurisdiction in which such qualification is required, except where failure to so qualify would not have a material adverse effect on its business, properties, or financial condition taken as a whole.

Section 7.2 Compliance with Law and Agreements. The Borrower shall comply with each order, ordinance, law, rule, decree, judgement, governmental regulation and statute applicable to Borrower and each contract, mortgage, lien, lease, indenture, order, instrument, agreement or document to which the Borrower is a party or bound except where failure to comply would not have a material adverse effect on its business, properties, or financial condition taken as a whole.

Section 7.3 Financial Statements. The Borrower shall furnish to the Bank the following:

(a) no later than 120 days after the end of each of the Borrower’s fiscal years, an audited consolidated balance sheet, statement of income, and statement of cash flow and uses of funds for the Borrower and its consolidated subsidiaries, if any, as at the end of such year and for the fiscal year then ended.

(b) no later than 45 days after the end of each of the Borrower’s fiscal quarters, an unaudited consolidated balance sheet, statement of income, and statement of cash flow and uses of funds for the Borrower and its consolidated subsidiaries, if any, as at the end of such quarter and for the period from the beginning of the fiscal year to the end of such quarter.

All such financial statements shall be prepared in accordance with generally accepted accounting principles and shall present fairly the financial position and results of operations for the Borrower and its consolidated subsidiaries, if any, as at the dates thereof and for the period then ended. All quarterly financial statements shall be certified to be correct by the Borrower’s chief financial or accounting officer, subject to year-end adjustments.

(c) Such other information respecting the business, operations, assets, condition (financial or otherwise) or prospects of the Borrower as the Bank may from time to time reasonably request.

Section 7.4 Further Assurances. The Borrower shall execute and deliver to the Bank, upon request, such documents and agreements and do such other acts, as the Bank may, from time to time, reasonably request to carry out the terms and conditions of this Agreement.

ARTICLE VIII

DEFAULT AND REMEDIES

Section 8.1 Defaults. Each of the following events shall constitute an event of default hereunder (“Event of Default”): (a) failure by the Borrower to make to the Bank when due under this Agreement any payment as (i) reimbursement for a drawing under the Letters of Credit, (ii) repayment or prepayment of the principal amount of Loans, or (iii) the Letter of Credit Fees; (b) failure by the Borrower to make to the Bank within three (3) days of the date when due under this Agreement (i) interest payments on any such drawing or Loan or (ii) any other payment; (c) any representation or warranty of the Borrower set forth in this Agreement, any other Credit Document or in the other documents furnished to the Bank pursuant to the terms hereof proves to have been false or misleading in any material respect; (d) failure of the Borrower to perform or comply with any of the other terms or conditions contained in this Agreement or in any other Credit Document and such failure continues for thirty (30) days; (e) any other indebtedness for borrowed money of the Borrower in any instance in an outstanding principal amount of $50,000,000 or more shall be accelerated or declared due and payable prior to the stated maturity thereof; (f) the Borrower commences, has commenced against it, or acquiesces in the commencement of any action or proceeding in bankruptcy or seeking reorganization, arrangement, readjustment of debts, or any other relief under the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, state or federal, or foreign, whether or not an order for relief has been entered therein, and in the case of any involuntary action or proceeding, such involuntary action or proceeding is not dismissed or discharged within 60 days after commencement thereof; (g) the Borrower applies for or acquiesces in the appointment of, or has appointed against it, a receiver, custodian, trustee, sequestrator, or similar officer for it or all or any part of its property; (h) the Borrower makes a general assignment for the benefit of creditors; (i) the Borrower files a certificate of dissolution under applicable state law, is liquidated, or takes any action or has any action taken against it in furtherance of dissolution or liquidation; (j) the Borrower sells all or substantially all of its assets, or consummates any merger, consolidation, or reorganization in which the Borrower is not the surviving corporation, or agrees to do any of the foregoing; (k) any one or more judgments, decrees or orders for the payment of money are rendered against the Borrower aggregating $50,000,000 or more and (i) enforcement proceedings are commenced by any creditor upon such judgment or order, or (ii) there is a period of ten (10) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or (l) any Credit Document shall, at any time after its execution and delivery and for any reason, cease to be in full force and effect or shall be declared null and void, or the validity or enforceability thereof shall be contested by the Borrower or any other Person party thereto, or the Borrower or any other Person party thereto shall deny it has any further liability or obligation under or shall fail to perform its obligations under any of the Credit Document to which it is a party.

Section 8.2 Remedies. If an Event of Default (other than the ones described in clauses (f), (g), (h) or (i) of Section 8.1 above) has occurred and is continuing, the Bank may, in its sole option and without prior notice, demand or presentment, and to the extent permitted by applicable law, do any and all of the following:

(a) Declare the unpaid principal balance of the Loans then outstanding, together with accrued but unpaid interest thereon and all other Obligations due hereunder to be, whereupon the same shall become, immediately due and payable;

(b) Require the Borrower to prepay immediately to the Bank in immediately available funds an amount equal to the aggregate stated amount of the Letters of Credit, which amount shall be held by the Bank as collateral security for the payment and performance of any and all obligations and liabilities of the Borrower to the Bank hereunder, whether then existing or thereafter arising and whether due or contingent; and

(c) Exercise, or cause to be exercised, any and all remedies as it may have under this Agreement, any other Credit Document or any other document or at law or in equity.

Upon the occurrence of an event described in clause (f), (g), (h) or (i) of Section 8.1 above, the unpaid principal balance of the Loans then outstanding, together with accrued but unpaid interest thereon and all other Obligations of the Borrower under the Credit Documents, shall automatically become immediately due and payable.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Notices. Any notice or other communication required or elected to be given hereunder shall be delivered against receipt, or mailed by first class mail, postage prepaid, to the addressee at its address set forth below, or at such other address designated by notice in accordance with this section. If so mailed, such notice shall be deemed given when mailed.

If to the Bank:	KBC BANK N.V.
125 West 55th Street
New York, New York 10019
Attn: Rose Pagan
Fax No.: (212) 956-5581
Telephone No.: (212) 541-0657

If to the Borrower:	ONEOK, Inc.
100 West Fifth Street
Tulsa, OK 74103
Attn: Mark W. Smith
Fax No.: (918) 588-7114
Telephone No.: (918) 588-7130

Section 9.2 Oral Communications. From time to time the Borrower may give oral applications, requests or instructions over the telephone or in person to the Bank in connection with the issuance, amendment, renewal, termination or payment of the Loans and the Letters of Credit. The Bank shall be entitled to rely on the authority of the person making oral communications whether so authorized or not. The Borrower agrees to confirm such oral applications, requests or instructions in writing within two (2) Business Days, but whether or not confirmed in writing, the Borrower’s obligations to the Bank shall remain in effect.

Section 9.3 Successors and Assigns. The terms and provisions of this Agreement shall be (a) binding upon the Borrower and its successors and assigns and (b) inure to the benefit of the Bank and its successors and assigns; provided, however, that the Borrower may not assign any of its interests or obligations hereunder without the Bank’s prior written consent.

Section 9.4 Costs, Expenses and Taxes. The Borrower agrees to pay on demand all costs and expenses of the Bank in connection with the preparation, execution, delivery and administration of the Credit Documents and any other documents that may be delivered in connection with the Credit Documents or any amendments or supplements thereto, including without limitation the reasonable fees and expenses of counsel for the Bank with respect thereto and with respect to advising the Bank as to its rights and responsibilities under the Credit Documents and such other documents, and all costs and expenses, if any, in connection with the enforcement of the Credit Documents and such other documents. In addition, the Borrower shall pay any and all stamp and other similar taxes and fees payable or determined to be payable in connection with the execution and delivery of the Credit Documents and such other documents, and shall indemnify and hold the Bank harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees.

Section 9.5 Remedies Cumulative. The Bank’s rights and remedies hereunder are cumulative and not exclusive of other rights and remedies provided by law.

Section 9.6 Entire Agreement; Modifications; Waivers; Etc. This Agreement constitutes the entire agreement of the Bank and the Borrower with respect to its subject matter, and may not be modified, supplemented, or amended, nor may any of its provisions be waived, except by a writing signed by the Borrower and the Bank. No course of dealing between the parties hereto, no failure or delay in exercising any right or remedy, and no single or partial exercise of any right or remedy shall operate as a waiver of or preclude the exercise of any right or remedy of the Bank. No waiver by the Bank of a specific breach or default by the Borrower shall be deemed a waiver of any other previous, concurrent, or subsequent breach or default. Except as otherwise provided herein, no notice to or demand on the Borrower which the Bank elects to give shall entitle Borrower to any other or further notice or demand in the same, similar, or other circumstances.

Section 9.7 Severability. If any clause or provision of this Agreement shall be held invalid or unenforceable, in whole or in part, in any jurisdiction, such invalidity or unenforceability shall attach only to such clause or provision, or part thereof, and shall not in any manner affect any other clause or provision in any jurisdiction.

Section 9.8 Set-Off. Upon the occurrence and during the continuance of an Event of Default, the Bank is hereby authorized at any time and from time to time, without notice to the Borrower (any such notice being expressly waived by the Borrower), and to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the

Bank to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement, irrespective of whether or not the Bank shall have made any demand hereunder and although such obligations may be unmatured.

Section 9.9 Consent to Jurisdiction; Service of Process. The Borrower agrees that, in addition to any other courts that may have jurisdiction under applicable law and rules, the Supreme Court of the State of New York, in the County of New York, and the United States District Court for the Southern District of New York shall have jurisdiction to hear and determine any claims or disputes pertaining directly or indirectly to this Agreement or to any matter arising herefrom. The Borrower expressly submits and consents, in advance to such jurisdiction in any action or proceeding in such courts, agrees that venue will be proper in such courts for all such matters, and waives personal service of the summons and complaint or other process or paper issued therein. The Borrower agrees that service of such summons or complaint or other process or papers may be made by registered or certified mail (return receipt requested) addressed to the Borrower as provided in Section 9.1.

Section 9.10 Waiver of Jury Trial. THE BORROWER AND THE BANK HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING ON, OUT OF, UNDER, BY VIRTUE OF OR IN CONNECTION WITH THIS AGREEMENT, THE LETTERS OF CREDIT OR ANY TRANSACTION CONTEMPLATED HEREBY. THE BORROWER AND THE BANK CONFIRM THAT THE FOREGOING WAIVER IS INFORMED AND VOLUNTARY.

Section 9.11 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

KBC BANK NV, NEW YORK BRANCH

By:	By:
Name:	Name:
Title:	Title:

ONEOK, INC.

By:	By:
Name:	Name:
Title:	Title:

EXHIBIT A

MASTER PROMISSORY NOTE

U.S.$ 10,000,000	New York, New York
Date: April 20, 2004

FOR VALUE RECEIVED, ONEOK, INC., a corporation duly organized and validly existing under the laws of the State of Oklahoma (the “Borrower”), unconditionally promises to pay to the order of KBC BANK N.V. (the “Bank”), at 125 West 55th Street, New York, New York 10019, or such other place as the holder hereof may hereafter designate in writing, the principal sum of Ten Million Dollars (US $10,000,000) or, if less than such amount, the aggregate unpaid principal amount of all loans and advances (the “Loans”) made by the Bank to the Borrower from time to time under the uncommitted line of credit established by that certain letter agreement dated as of April 20, 2004 between the Borrower and the Bank (the “Agreement”), in lawful money of the United States of America and in immediately available funds. Each Loan made hereunder shall be due and payable on the maturity date agreed upon by the Borrower and the Bank.

The Borrower shall also pay interest to the Bank, in like money, on the aggregate principal balance of each Loan from the date of making such Loan to the date of repayment thereof at the rate per annum mutually agreed upon by the Borrower and the Bank at the time of each borrowing. Interest on each Loan shall be computed on a daily basis for the actual number of days elapsed over a year of 360 days. Accrued interest on each Loan shall be payable in arrears on (a) the Maturity Date of such Loan, (b) when such Loan is prepaid and (c) upon acceleration in case of an Event of Default.

In no event shall the rate of interest under this Note exceed the maximum rate of interest permitted at that time under applicable law. If the interest collected by the Bank exceeds the maximum amount permitted by such laws, such excess shall be deemed received on account of, and shall automatically be applied to reduce the principal balance of the Loans.

This Note is issued under and is subject to the terms of the Agreement, which terms are hereby incorporated herein by reference.

The Bank is authorized to record the date, amount, interest rate and interest period of each Loan, and the date and amount of each payment thereof on Schedule A attached hereto and made a part hereof; the Bank may add additional pages to such Schedule as necessary. Such recordation shall constitute prima facie evidence of the information so recorded; provided, however, that the Bank’s failure to make any such recordation shall not affect the Bank’s rights with respect to any Loan or the Borrower’s obligation to pay the principal of and accrued interest on all Loans with this Note.

The holder of this Note at its option may extend the time for payment of this Note, postpone the enforcement hereof, or grant any other indulgences, without affecting or diminishing the holder’s right to recourse against the Borrower or any endorsers, sureties or guarantors, which right is expressly reserved.

This Note may not be modified, changed, or terminated orally, but only by an agreement in writing signed by the Borrower and the Bank. No act, failure, or delay by the Bank shall constitute a waiver of any of its rights and remedies. Any written waiver shall be applicable only in the specific instance for which it is given.

The terms and provisions of this Note shall inure to the benefit of, and be binding upon, each of the Borrower and the Bank and their respective successors and assigns; provided, however, that the Borrower may not assign any of its interests or obligations hereunder without the prior written consent of the Bank.

This Note shall be governed by, and construed and enforced in accordance with, the laws of the State of New York.

IN WITNESS WHEREOF, the Borrower has caused this Note to be executed by duly authorized officers as of the day and year and place first above written.

ONEOK, INC.

100 West Fifth Street

Tulsa, OK 74103

By:	By:
Name:	Name:
Title:	Title:

SCHEDULE A

TO MASTER PROMISSORY NOTE

Date Made	Amount of Loan	Interest Rate	Interest Period	Date and Amount of Principal Paid